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                                                                     EXHIBIT 4.1
                                STERICYCLE, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE 1
                                     PURPOSE

         The purpose of this plan is to encourage employees of Stericycle, Inc. (the "Company") to continue in their employment, and to participate in the Company's future, by allowing them to purchase shares of the Company's common stock at a price below the market price of the stock. This plan is intended to be an employee stock purchase plan under Section 423 of the Internal Revenue Code.

                                    ARTICLE 2
                                   DEFINITIONS

         ACCOUNT means the bookkeeping account established for each Participant.

         BOARD means the Company's Board of Directors.

         CARRIED OVER CASH is defined in Paragraph 6.5.

         CLOSING PRICE means the last reported sales price of a share of Common Stock on the Nasdaq National Market.

         COMMON STOCK means the Company's Common Stock, par value $.01 per share.

         COMPANY means Stericycle, Inc., a Delaware corporation.

         COMPENSATION means gross salary or wages.

         ELIGIBLE EMPLOYEE means, in respect of an Offering, (i) a full-time Employee who has completed one year's employment as of the First Day of the Offering or (ii) a part-time Employee who customarily works more than 20 hours per week and who has completed one year's employment as of the First Day of the Offering.

         EMPLOYEE means an employee of the Company or a Subsidiary. References to "employment" are to employment by the Company or a Subsidiary.

         FIRST DAY means, in respect of an Offering, the first regular business day during the Offering.

         HARDSHIP means, in respect of a Participant, a financial hardship by reason of (i) medical expenses incurred or needed for the treatment of the Participant or any dependent or family


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member; or (ii) the purchase of a new principal residence. The Plan
Administrator's determination regarding the existence of a Hardship for purposes of this Plan shall be final and binding on the Participant.

         INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, as amended, and as it may be amended in the future.

         LAST DAY means, in respect of an Offering, the last regular business day during the Offering.

         MINIMUM HOLDING PERIOD means, in respect of any Option Shares acquired by a Participant in an Offering, the minimum period that the shares must remain credited to the Participant's Account. Unless the Plan Administrator specifies a different period prior to the first day of an Offering, the Minimum Holding Period shall begin on the Last Day of the Offering and end on the second anniversary of the First Day of the Offering.

         OFFICER means (i) the Company's President and Chief Executive Officer, Chief Operating Officer, Chief Technical Officer or Chief Financial Officer (ii) any Executive Vice President and (iii) any other person who is considered an "officer" of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.

         OFFERING means an offering of Common Stock pursuant to Options granted under this Plan.

         OPTION means the right of a Participant to purchase shares of Common Stock in an Offering.

         OPTION GRANT DATE means the First Day of an Offering.

         OPTION EXPIRATION DATE means the Last Day of an Offering.

         OPTION PRICE means, in respect of an Option, the price per share at which shares of Common Stock may be purchased pursuant to the exercise of the Option.

         OPTION SHARES means the shares of Common Stock issued upon the exercise of an Option.

         PARTICIPANT means an Eligible Employee who elects to participate in an Offering.

         PLAN means this plan, as it may be amended. The name of this Plan is the "Stericycle, Inc. Employee Stock Purchase Plan."

         PLAN ADMINISTRATOR means the Board or the committee of the Board or the administrative committee of Officers of the Company to which the Board has delegated its authority to administer the Plan in accordance with Paragraph 5.1

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         SUBSIDIARY means a "subsidiary corporation" as defined in Section
424(f) of the Internal Revenue Code (with the Company as the "employer corporation").

                                    ARTICLE 3
                                 EFFECTIVE DATE

         3.1 EFFECTIVE DATE. This Plan shall become effective as of July 1, 2001, subject to approval by the Company's stockholders.

         3.2 STOCKHOLDER APPROVAL. Offerings may be made and Options may be exercised prior to stockholder approval, but no Option Shares may be distributed to a Participant prior to stockholder approval. If for any reason stockholder approval is not obtained on or before December 31, 2001: (i) all outstanding Options shall be cancelled; (ii) the Company shall refund to each Participant (without interest) all amounts then credited to his or her Account; and (iii) the Company shall refund to each Participant (without interest) the full Option Price of all Option Shares then credited to his or her Account and cancel those shares.

                                    ARTICLE 4
                                SHARES AVAILABLE

         The total number of Option Shares which may be issued under this Plan is 150,000 shares (subject to adjustment as provided in Paragraph 8.1).

                                    ARTICLE 5
                               PLAN ADMINISTRATION

         5.1 PLAN ADMINISTRATOR. This Plan shall be administered by the Board. The Board may delegate its authority to administer the Plan (but not its power to amend, suspend or terminate this Plan) to a standing or other committee of the Board or to an administrative committee consisting of any two or more Officers.

         5.2 POWERS. Subject to and not inconsistent with the provisions of the Plan, the Plan Administrator shall have the authority, in its discretion, to determine the terms, conditions, restrictions and limitations applicable to each Offering, the Options granted pursuant to the Offering, and the Option Shares issued upon the exercise of those Options.

         5.3 INTERPRETATION. The Plan Administrator may interpret the Plan, adopt and revise policies, procedures and guidelines to administer the Plan, and make all determinations required for the Plan's administration. The actions of the Plan Administrator shall be final and binding.

         5.4 NO DISCRIMINATION. All Eligible Employees shall have the same rights and privileges under the Plan with the exception that, as provided in
Article 6, the number of shares of Common Stock which may be purchased under Options granted in any Offering may bear a uniform relationship to compensation. All policies, procedures and determinations in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

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                                    ARTICLE 6
                                    OFFERINGS

         6.1 OFFERINGS. Unless the Plan Administrator specifies otherwise (by providing for Offerings of a different frequency or length, or by cancelling any Offering prior to the First Day of the Offering), there shall be two Offerings each calendar year (except 2001, when there shall be only one offering beginning on July 1, 2001). The first Offering shall be begin on January 1 and end on the following June 30 of each year, and the second Offering shall begin on July 1 and end on the following December 31.

         6.2 OPTION GRANT. Each Eligible Employee as of the First Day of any Offering who has elected to participate in the Offering shall be granted an Option as of the First Day of the Offering pursuant to the terms of the Offering. The Option shall be for a number of shares of Common Stock equal to the quotient obtained by dividing (i) the sum of (A) the aggregate Compensation to be withheld and credited to the Participant's Account during the Offering plus (B) Carried Over Cash by (ii) the Option Price (as determined in accordance with Paragraph 6.5).

         6.3 PARTICIPATION. Each Eligible Employee (and each other Employee who will become and in fact becomes an Eligible Employee as of the First Day of the Offering) may participate in any Offering by completing an enrollment agreement in the manner and within the time prior to the First Day of the Offering that the Plan Administrator specifies.

         6.4 PAYROLL DEDUCTIONS. A Participant's enrollment agreement shall specify the percentage of his or her Compensation during the Offering that the Participant elects to have withheld and credited to his or her Account for purposes of exercising the Participant's Option. The Participant may specify any whole percentage of his or her Compensation not exceeding $5,000 during any Offering Period (appropriately increased or reduced in the case of any Offering Period longer or shorter than six months). Payroll deductions shall begin with the first regular payroll period ending on or after the First Day of the Offering and end with the last regular payroll period ending on or before the Last Day (or, if earlier, upon the termination of the Participant's employment).

         6.5 OPTION PRICE. The Option Price shall be the lower of:

                (a) 85% of the Closing Price of a share of Common Stock on the First Day of the Offering (or on the first trading day following the First Day if it is not a trading day); or

                (b) 85% of the Closing Price of a share of Common Stock on the Last Day of the Offering (or on the last trading day preceding the Last Day if it is not a trading day).

         6.6 OPTION EXERCISE. Each Participant in an Offering shall be considered to have exercised his or her Option on the Last Day of the Offering so as to purchase the maximum whole number of Option Shares. The Option Shares issuable upon the Participant's exercise shall be credited to his or her Account as of the Last Day and considered to be issued and outstanding shares. Fractional shares shall not be issued, and any amounts remaining credited to a Participant's Account after the Participant's exercise of his or her Option ("Carrried Over Cash")

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shall be carried over to the next Offering. No interest shall accrue on any
Carried Over Cash.

         6.7 NONTRANSFERABILITY OF OPTIONS. No Participant in an Offering may sell, pledge, transfer or otherwise dispose of his or her Option under any circumstances.

         6.8 CANCELLATION OF OPTIONS. In the event that the employment of a Participant in an Offering terminates prior to the Last Day of the Offering for any reason (whether as a result of his or her resignation, death or otherwise), the Participant's Option shall be cancelled as of the date of the Participant's termination of employment. All amounts credited to a Participant's Account as of his or her termination shall be refunded without interest no later than 30 days after the Participant's termination.

         6.9 OPTION SHARES. A Participant shall possess all of the rights and privileges of a stockholder with respect to the Option Shares credited to his or her Account with the exception that, until the expiration of the Minimum Holding Period for the Option Shares:

                (a) the Option Shares shall remain credited to the Participant's Account and the Participant shall not be entitled to a stock certificate or certificates representing the shares; and

                (b) the Participant may not sell, pledge, transfer or otherwise dispose of any of the Option Shares (other than by will or the laws of intestacy).

         6. 8 ACCOUNT BALANCES. No interest shall accrue on any amounts credited to a Participant's Account. After the close of each Offering, a report shall be sent to each Participant stating the entries made to his or her Account, the number of Option Shares purchased, the applicable Option Price and any Carried Over Cash.

         6.9 CONTINUING PARTICIPATION. A Participant's enrollment agreement pursuant to Paragraph 6.3 shall remain in effect indefinitely (for both the Offering in respect of which it was initially filed and all subsequent Offerings) unless:

                (a) the Participant changes the percentage of Compensation that he or she elects to have withheld, with effect for the next Offering and all subsequent Offerings, in the manner and within the time prior to the First Day of the next Offering that the Plan Administrator specifies; or

                (b) the Participant ceases to participate in the current Offering by making a cash withdrawal pursuant to Paragraph 7.1.

         6.9 LIMITATIONS. Notwithstanding any other provision of this Plan:

                (a) No Option shall be granted to any Eligible Employee that would permit his or her rights to purchase shares of Common Stock under this Plan and all other employee stock purchase plans of the Company or any Subsidiary to accrue at a rate exceeding $25,000 of the fair market value of such shares (determined at the time that the Option is


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         granted) during any calendar year in which the Option is outstanding.
         Any Option granted under this Plan shall be deemed to be modified to the extent necessary in order to satisfy the requirements of this Paragraph 6.9(a) and Section 423(b)(8) of the Internal Revenue Code.

                (b) No Option shall be granted to any Eligible Employee if, immediately after the Option is granted, he or she would own (or would be deemed to own, applying the rules of Section 423(b)(3) of the Internal Revenue Code) stock possessing 5% or more of the voting power or value of all classes of stock of the Company or any Subsidiary.

                                    ARTICLE 7
                             PARTICIPANT WITHDRAWALS

         7.1 REVOCATION. Except for a Participant who is an Officer, a Participant may cease participation in an Offering at any time prior to the Last Day of the Offering and withdraw all amounts credited to his or her Account (including any Carried Over Cash). The Participant's withdrawal shall serve to cancel the Participant's Option and terminate his or her participation in the Offering and all subsequent Offerings (subject, in the case of a subsequent Offering, to participation by re-enrollment pursuant to Paragraph 6.3). Partial cash withdrawals shall not be permitted. Cash withdrawal requests shall be made in the manner and within the time prior to the Last Day of the Offering that the Plan Administrator specifies.

         7.2 TRANSFER REQUESTS. Once each calendar year (or more frequently as the Plan Administrator may allow) a Participant may request the Plan Administrator to transfer to the Participant or the Participant's control of all or any portion of the Option Shares then credited to his or her Account for at least the applicable Minimum Holding Period. The Plan Administrator, in its discretion, may permit a Participant's withdrawal of the Participant's Option Shares prior to the expiration of the applicable Minimum Holding Period upon the Participant's demonstration of a Hardship to the Plan Administrator's satisfaction. All certificates that may be issued to Participants (for example, Participants who are affiliates) shall bear any restrictive endorsements that the Company considers necessary to comply with applicable federal and state securities laws.

         7.3 TERMINATION OF EMPLOYMENT. Upon the termination of a Participant's employment for any reason, the Plan Administrator shall transfer to the Participant or the Participant's contol all of the Option Shares then credited to his or her Account for at least the applicable Minimum Holding Period. The Plan Administrator shall transfer to the Participant or the Participant's control any remaining Option Shares then credited to the Participant's Account upon the expiration of the applicable Minimum Holding Period.

                                    ARTICLE 8
                            MISCELLANEOUS PROVISIONS

         8.1 CAPITALIZATION ADJUSTMENTS. The aggregate number of shares of Common Stock for which Options may be granted under the Plan, the aggregate number of Option Shares in respect of each outstanding Option, and the exercise price of each outstanding Option may be

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adjusted by the Plan Administrator as it considers appropriate in the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations and the like. Adjustments under this Paragraph 8.1 shall be made in the Plan Administrator's discretion, and its decisions shall be final and binding.

         8.2 AMENDMENT AND TERMINATION. The Board may amend, suspend or terminate this Plan at any time. The Company's stockholders shall be required to approve any amendment which would increase the number of Option Shares which may be granted under this Plan. If this Plan is terminated, the provisions of this Plan shall continue to apply to Options granted and Option Shares issued prior to termination, and no amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Option without his or her consent.

         8.3 NO RIGHT TO EMPLOYMENT. Nothing in this Plan or in any Offering shall confer on any person the right to continue in the employ of the Company or a Subsidiary or limit the right of the Company or the Subsidiary to terminate his or her employment.

         8.4 NOTICES. Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Plan Administrator at the Company's principal office or to any other person at his or her address as it appears on the Company's payroll or other records.

         8.5 SEVERABILITY. If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

         8.6 GOVERNING LAW. This Plan shall be governed in accordance with the laws of the State of Illinois.